Exhibit 99.7

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

These unaudited pro forma condensed combined financial statements give effect to (a) Sprint Nextel Corporation’s (“Sprint”) acquisition of all of the remaining equity interests in Clearwire Corporation (“Clearwire”) not previously held by Sprint (the “Clearwire Acquisition”), which was consummated on July 9, 2013, (b) the merger whereby Sprint became a wholly owned subsidiary of Starburst II, Inc. (“Starburst II,” “New Sprint” or “Parent”) on July 10, 2013 (the “SoftBank Merger”), pursuant to the Agreement and Plan of Merger, dated as of October 15, 2012 (the “Merger Agreement”), as amended on November 29, 2012, April 12, 2013 and June 10, 2013 (the “Amended Merger Agreement”) and (c) the Bond Purchase Agreement by and between Sprint and Parent, dated as of October 15, 2012 (the “Bond Purchase Agreement”), as amended on June 10, 2013 (the “Amended Bond Purchase Agreement”). In connection with the consummation of the SoftBank Merger, Starburst II changed its name to Sprint Corporation, Sprint Corporation became the parent company of Sprint Nextel Corporation and Sprint Nextel Corporation changed its name to Sprint Communications, Inc. All references in this unaudited pro forma condensed combined financial information are to the pre-acquisition names of the entities.

The unaudited pro forma condensed combined balance sheet includes the historical unaudited condensed consolidated balance sheets of Starburst II, Sprint and Clearwire, as of June 30, 2013, giving pro forma effect to (i) the Clearwire Acquisition and the SoftBank Merger, (ii) the $1.9 billion of equity capitalization of Parent and (iii) the conversion from debt to equity of the $3.1 billion of proceeds associated with the Bond Purchase Agreement, as if these transactions had been consummated on June 30, 2013. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 was prepared using the historical unaudited condensed consolidated statement of operations of Starburst II, Sprint and Clearwire for the six months ended June 30, 2013, giving pro forma effect to the acquisitions as if these transactions had been consummated on January 1, 2012. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012 was prepared using the historical audited consolidated statement of operations of Starburst II for the period from October 5, 2012 (date of incorporation) through December 31, 2012, and the historical audited consolidated statements of operations of Sprint and Clearwire for the year ended December 31, 2012, giving pro forma effect to the acquisitions as if these transactions had been consummated on January 1, 2012. The unaudited pro forma condensed combined financial information has been adjusted to give pro forma effect to agreements and events that are (1) directly attributable to the Clearwire Acquisition and the SoftBank Merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

These unaudited condensed combined pro forma financial statements have been prepared on a basis to illustrate the transactions contemplated by the Amended Merger Agreement and the Amended Bond Purchase Agreement (collectively, the “SoftBank Transactions”) and the Clearwire Acquisition separately given that each transaction was subject to approval from separate stockholders groups. The pro forma effect of the transactions has been presented separately to enable the users of this information to view the pro forma effect of each transaction. Accordingly, the pro forma effect of consummating the Clearwire Acquisition has been labeled “Pro Forma Condensed Combined – Sprint & Clearwire” in the pro forma condensed combined financial statements and the pro forma effect of consummating the SoftBank Merger has been labeled “Pro Forma Condensed Combined” in each of the unaudited pro forma condensed combined financial statements.

Clearwire Transactions

On December 17, 2012, Sprint announced the Clearwire Acquisition pursuant to an agreement and plan of merger dated as of December 17, 2012, which was amended on May 21, 2013 and June 20, 2013. Under the terms of the amended agreement and plan of merger for the Clearwire Acquisition, upon the closing of the Clearwire Acquisition, Sprint agreed to pay to Clearwire stockholders cash in an amount equal to $5.00 per share equaling approximately $3.7 billion in exchange for all shares of Clearwire common stock not currently held by Sprint. On July 8, 2013, Clearwire stockholders approved the amended agreement and plan of merger for the Clearwire Acquisition and on July 9, 2013 the Clearwire Acquisition was consummated.

SoftBank Transactions

On October 5, 2012, Parent was established by SoftBank Corp., a Japanese Kabushiki Kaisha (“SoftBank”), for the purpose of acquiring a controlling interest in Sprint and undertaking the SoftBank Transactions. For more details about the SoftBank Transactions, refer to the Amended Merger Agreement and the Amended Bond Purchase Agreement, both of which are incorporated into this 8-K/A by reference.

The completion of the SoftBank Transactions occurred in stages. On October 22, 2012, Sprint issued a convertible bond (“Bond”) under the Bond Purchase Agreement to Parent with a face amount of $3.1 billion, stated interest rate of 1%, and maturity date of October 15, 2019. At consummation of the SoftBank Merger, the Bond was converted into approximately 590 million shares of Sprint common stock.

On June 10, 2013, Sprint, SoftBank, Starburst I, Inc. (“HoldCo”), Parent and Starburst III, Inc. entered into an amendment to the Merger Agreement (the “Merger Agreement Amendment”) resulting in an estimated purchase price of approximately $22.2 billion. Pursuant to the Merger Agreement Amendment, at closing, HoldCo contributed $18.5 billion to New Sprint, of which (i) $16.6 billion was used to fund the aggregate cash consideration payable to Sprint stockholders, and (ii) $1.9 billion remained in the cash balance of New Sprint for general corporate purposes. As a result of the consummation of the SoftBank Merger, as of July 10, 2013, HoldCo beneficially owned approximately 78% of the fully diluted equity of New Sprint, and the former stockholders and other equityholders of Sprint received shares of stock equal to approximately 22% of the fully diluted equity of New Sprint.

Under the terms of the Merger Agreement Amendment, Sprint stockholders had the option to elect to receive cash, limited to $16.6 billion, in the amount of $7.65 (subject to proration) for each share of Sprint common stock. Sprint stockholders also had the option to elect to receive one share of New Sprint common stock for each share of Sprint common stock owned (subject to proration).

Upon consummation of the SoftBank Merger, HoldCo received a five-year warrant to purchase approximately 55 million shares of New Sprint at $5.25 per share which would yield approximately $288 million in proceeds upon exercise. No pro forma adjustment for the warrant has been reflected in the unaudited pro forma condensed combined balance sheet because its exercise is uncertain and as of the date these pro formas were filed, it has not been exercised. Upon consummation of the SoftBank Merger, Sprint became a wholly-owned subsidiary of New Sprint and New Sprint has become the successor registrant to Sprint under rule 12g-3 of the Securities Exchange Act of 1934 (“Exchange Act”) and has become the entity subject to the information requirements of the Exchange Act for future filings with the Securities and Exchange Commission subsequent to the consummation of the SoftBank Merger.

As more fully described in the notes to the unaudited pro forma condensed combined financial information, the estimate of total consideration paid by Parent in exchange for 100% of the outstanding shares of Sprint, excluding the 590 million shares of Sprint common stock issuable upon conversion of the Bond, is determined based primarily upon the approximately $16.6 billion cash consideration plus the stock consideration equal to the estimated fair value of New Sprint shares of common stock distributed to existing Sprint stockholders.

Unaudited Pro Forma Condensed Combined Financial Statement Considerations

The unaudited pro forma condensed combined financial information was prepared treating Sprint as the acquiring entity for purposes of the Clearwire Acquisition and Parent as the acquiring entity for purposes of the SoftBank Merger. Accordingly, consideration paid by Sprint in the Clearwire Acquisition, as well as the estimated fair value of Sprint’s previously held interest in Clearwire, will be allocated to the assets acquired and liabilities assumed from Clearwire and consideration paid by Parent to acquire the ownership interest of Sprint will be allocated to the assets acquired and liabilities assumed from Sprint, inclusive of the Clearwire Acquisition, based upon their estimated fair values as of the acquisition date of each respective transaction. The unaudited pro forma condensed combined financial information is based on various assumptions, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and the liabilities assumed from Clearwire and Sprint based on preliminary estimates of fair value.

Additionally, the allocations of the fair value of the consideration paid in excess of Clearwire’s and Sprint’s historical book value is dependent upon certain valuations and other studies that have not yet been finalized. A final estimate of the fair value of Clearwire’s and Sprint’s assets and liabilities will be based on the actual net tangible and intangible assets that exist at the acquisition date of each transaction, which has not been finalized. Accordingly, the estimated consideration paid by the acquirers and the associated pro forma purchase price adjustments are preliminary, subject to future adjustments which may be material and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. The final purchase price allocations may differ materially from those reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized.

This unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial information and accompanying notes of Parent, which are included elsewhere in this 8-K/A, of Sprint, which are included elsewhere in this 8-K/A, and of Clearwire, which are included elsewhere in this 8-K/A and the unaudited historical financial information as of and for the six-month period ended June 30, 2013 and accompanying notes of Parent, Sprint and Clearwire, which are included elsewhere in this 8-K/A. The unaudited pro forma condensed combined financial information is not necessarily indicative of the operating results or financial position that would have occurred if the Clearwire Acquisition and the SoftBank Merger had been consummated at the dates specified and is not indicative of operations going forward. The unaudited pro forma condensed combined statement of operations does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Clearwire Acquisition and the SoftBank Merger.

Starburst II

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2013

(in millions)

	Starburst II (Parent)	Pro Forma Condensed Combined — Sprint & Clearwire (1)	Bond Conversion Adjustments		Eliminations		Pro Forma Adjustments		Pro Forma Condensed Combined
ASSETS
Current assets
Cash and cash equivalents	$11	$1,930	$—		$—		$18,540	(5c)	$3,796
							(16,640	)(5d)
							(45	)(5e)
Short-term investments	—	1,316	—		—		—		1,316
Accounts and notes receivable, net	10	3,328	—		(6	)(5b)			3,332
Device and accessory inventory	—	916	—		—		—		916
Deferred tax assets	—	—	—		—		81	(5i)	81
Prepaid expenses and other current assets	—	603	—		—		(120	)(5i)	483

Total current assets	21	8,093	—		(6)		1,816		9,924
Investments	3,101	133	—		(3,101	)(5b)	—		133
Property, plant and equipment, net	—	16,215	—		—		64	(5i)	16,279
Intangible assets
Goodwill	—	368	—		—		7,497	(5i)	7,865
FCC licenses and other	—	33,969	—		—		6,723	(5i)	40,692
Definite-lived intangible assets, net	—	1,241	—		—		5,353	(5i)	6,594
Other assets	—	844	—		—		(496	)(5i)	348

Total assets	$3,122	$60,863	$—		$(3,107)		$20,957		$81,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$3,575	$—		$—		$—		$3,575
Accrued expenses and other current liabilities	12	5,795	—		(7	)(5b)	(218	)(5i)	5,582
Current portion of long-term debt, financing and capital lease obligations	—	345	—		—		—		345
Deferred tax liabilities	—	36	—		—		(36	)(5i)	—

Total current liabilities	12	9,751	—		(7)		(254)		9,502
Long-term debt, financing and capital lease obligations	—	28,676	(2,871	)(5a)	—		1,634	(5i)	27,439
Deferred tax liabilities	2	10,648	—		—		2,632	(5i)	13,282
Other liabilities	—	5,262	—		—		(768	)(5i)	4,494

Total liabilities	14	54,337	(2,871)		(7)		3,244		54,717

Commitments and contingencies
Stockholders’ equity
Common stock	—	6,048	—		—		(6,048	)(5h)	39
					—		31	(5c)
					—		8	(5f)
Paid-in capital	3,161	47,056	3,100	(5a)	(3,100	)(5b)	(47,056	)(5h)	27,236
							18,509	(5c)
							5,324	(5f)
							183	(5g)
							59	(5e)
Accumulated deficit	(150)	(45,510)	(229	)(5a)	—		45,739	(5h)	(254)
							(104	)(5e)
Accumulated other comprehensive income (loss)	97	(1,068)	—		—		1,068	(5h)	97

Total stockholders’ equity	3,108	6,526	2,871		(3,100)		17,713		27,118

Total liabilities and stockholders’ equity	$3,122	$60,863	$—		$(3,107)		$20,957		$81,835

(1)	See Unaudited Pro Forma Condensed Combined Sprint & Clearwire Balance Sheet on page 6.

See accompanying notes to the unaudited pro forma condensed combined financial information

Starburst II

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2013

(in millions, except per share amounts)

	Starburst II (Parent)	Pro Forma Condensed Combined — Sprint & Clearwire (1)	Pro Forma Adjustments		Pro Forma Condensed Combined
Net operating revenues	$—	$18,079	$(61	)(5j)	$18,018
Net operating expenses
Cost of services and products	—	10,333	(38	)(5k)	10,235
			(60	)(5j)
Selling, general and administrative	36	5,039	—		5,075
Severance, exit costs and asset impairments	—	657	—		657
Depreciation and amortization	—	3,438	14	(5l)	3,963
			511	(5m)
Other, net	—	(22)	—		(22)

	36	19,445	427		19,908

Operating loss	(36)	(1,366)	(488)		(1,890)

Other income (expense)
Interest income (expense)	27	(1,046)	192	(5n)	(827)
Equity in losses of unconsolidated investments and other, net	(175)	(14)	—		(189)

	(148)	(1,060)	192		(1,016)

Loss before income taxes	(184)	(2,426)	(296)		(2,906)
Income tax (expense) benefit	60	(101)	(60	)(5o)	(101)

Net loss	$(124)	$(2,527)	$(356)		$(3,007)

Basic and diluted net loss per common share	$—	$(0.84)	$—		$(0.77)

Basic and diluted weighted average common shares outstanding	3	3,017	896	(5p)	3,916

(1)	See Unaudited Pro Forma Condensed Combined Sprint & Clearwire Statement of Operations for the six months ended June 30, 2013 on page 7.

See accompanying notes to the unaudited pro forma condensed combined financial information

Starburst II

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2012

(in millions, except per share amounts)

	Starburst II (Parent) (1)	Pro Forma Condensed Combined — Sprint & Clearwire (2)	Pro Forma Adjustments		Pro Forma Condensed Combined
Net operating revenues	$—	$36,151	$(123	)(5j)	$36,028
Net operating expenses
Cost of services and products	—	21,600	(76	)(5k)	21,404
			(120	)(5j)
Selling, general and administrative	32	10,289	—		10,321
Severance, exit costs and asset impairments	—	381	—		381
Depreciation and amortization	—	7,242	27	(5l)	8,463
			1,194	(5m)
Other, net	—	(282)	—		(282)

	32	39,230	1,025		40,287

Operating loss	(32)	(3,079)	(1,148)		(4,259)

Other income (expense)
Interest income (expense)	10	(1,793)	332	(5n)	(1,451)
Equity in losses of unconsolidated investments and other, net	(1)	113	—		112

	9	(1,680)	332		(1,339)

Loss before income taxes	(23)	(4,759)	(816)		(5,598)
Income tax expense	(3)	(171)	3	(5o)	(171)

Net loss	$(26)	$(4,930)	$(813)		$(5,769)

Basic and diluted net loss per common share	$—	$(1.64)	$—		$(1.51)

Basic and diluted weighted average common shares outstanding	3	3,002	812	(5p)	3,817

(1)	The historical statement of operations of Starburst II is for the period from October 5, 2012 (date of incorporation) through December 31, 2012.
(2)	See Unaudited Pro Forma Condensed Combined Sprint & Clearwire Statement of Operations for the year ended December 31, 2012 on page 8.

See accompanying notes to the unaudited pro forma condensed combined financial information

Sprint & Clearwire

Unaudited Pro Forma Condensed Combined Balance Sheet (continued)

As of June 30, 2013

(in millions)

	Sprint Nextel Corporation	Clearwire Corporation (Note 7a)	Eliminations		Pro Forma Adjustments		Pro Forma Condensed Combined – Sprint & Clearwire
ASSETS
Current assets
Cash and cash equivalents	$5,596	$130	$—		$(3,674	)(6a)	$1,930
					(54	)(8b)
					(68	)(8c)
Short-term investments	840	476	—		—		1,316
Accounts and notes receivable, net	3,413	22	(107	)(7b)	—		3,328
Device and accessory inventory	899	17	—		—		916
Deferred tax assets	—	—	—		—		—
Prepaid expenses and other current assets	651	85	(133	)(7b)	—		603

Total current assets	11,399	730	(240)		(3,796)		8,093
Investments	833	—	2,904	(6b)	68	(8c)	133
			(3,252	)(7b)
			(420	)(7b)
Property, plant and equipment, net	14,403	2,028	—		(216	)(8a)	16,215
Intangible assets
Goodwill	368	—	—		—		368
FCC licenses and other	21,370	4,243	—		8,356	(8a)	33,969
Definite-lived intangible assets, net	1,241	—	—		—		1,241
Other assets	747	138	—		(41	)(8a)	844

Total assets	$50,361	$7,139	$(1,008)		$4,371		$60,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,560	$107	$(92	)(7b)	$—		$3,575
Accrued expenses and other current liabilities	5,588	308	(144	)(7b)	43	(6c)	5,795
Current portion of long-term debt, financing and capital lease obligations	305	40	—		—		345
Deferred tax liabilities	36	—	—		—		36

Total current liabilities	9,489	455	(236)		43		9,751
Long-term debt, financing and capital lease obligations	23,903	4,323	(194	)(7b)	644	(8a)	28,676
Deferred tax liabilities	7,176	222	1,259	(6b)	1,946	(8a)	10,648
					45	(8d)
Other liabilities	4,813	960	(113	)(7b)	(398	)(8a)	5,262

Total liabilities	45,381	5,960	716		2,280		54,337

Commitments and contingencies
Stockholders’ equity
Common stock	6,048	—	—		—		6,048
Paid-in capital	47,056	3,159	(3,159	)(7b)	—		47,056
Accumulated deficit	(47,056)	(2,720)	2,720	(7b)	2,190	(7c)	(45,510)
			(2,190	)(7c)	(54	)(8b)
			1,645	(6b)	(45	)(8d)
Accumulated other comprehensive loss	(1,068)	—	—		—		(1,068)
Non-controlling interest	—	740	(740	)(7b)	—		—

Total stockholders’ equity	4,980	1,179	(1,724)		2,091		6,526

Total liabilities and stockholders’ equity	$50,361	$7,139	$(1,008)		$4,371		$60,863

See accompanying notes to the unaudited pro forma condensed combined financial information

Sprint & Clearwire

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2013

(in millions, except per share amounts)

	Sprint Nextel Corporation	Clearwire Corporation (Note 7a)	Pro Forma Adjustments		Pro Forma Condensed Combined — Sprint & Clearwire
Net operating revenues	$17,670	$635	$(226	)(7dii)	$18,079
Net operating expenses
Cost of services and products	9,978	591	(19	)(8e)	10,333
			(232	)(7dii)
			15	(7diii)
Selling, general and administrative	4,778	276	(15	)(7diii)	5,039
Severance, exit costs and asset impairments	657	—	—		657
Depreciation and amortization	3,124	356	(35	)(8f)	3,438
			(7	)(8g)
Other, net	(22)	—	—		(22)

	18,515	1,223	(293)		19,445

Operating income (loss)	(845)	(588)	67		(1,366)

Other income (expense)
Interest income (expense)	(860)	(290)	80	(8h)	(1,046)
			24	(7di)
Equity in losses of unconsolidated investments and other, net	(442)	(8)	459	(7di)	(14)
			(23	)(7di)

	(1,302)	(298)	540		(1,060)

Loss before income taxes	(2,147)	(886)	607		(2,426)
Income tax (expense) benefit	(93)	8	(16	)(8i)	(101)

Net loss	$(2,240)	$(878)	$591		$(2,527)

Basic and diluted net loss per common share	$(0.74)	$—	$—		$(0.84)

Basic and diluted weighted average common shares outstanding	3,017	—	—		3,017

See accompanying notes to the unaudited pro forma condensed combined financial information

Sprint & Clearwire

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2012

(in millions, except per share amounts)

	Sprint Nextel Corporation	Clearwire Corporation (Note 7a)	Pro Forma Adjustments		Pro Forma Condensed Combined — Sprint & Clearwire
Net operating revenues	$35,345	$1,265	$(459	)(7dii)	$36,151
Net operating expenses
Cost of services and products	20,841	1,235	(40	)(8e)	21,600
			(470	)(7dii)
			34	(7diii)
Selling, general and administrative	9,765	558	(34	)(7diii)	10,289
Severance, exit costs and asset impairments	298	83	—		381
Depreciation and amortization	6,543	768	(51	)(8f)	7,242
			(18	)(8g)
Other, net	(282)	—	—		(282)

	37,165	2,644	(579)		39,230

Operating loss	(1,820)	(1,379)	120		(3,079)

Other income (expense)
Interest income (expense)	(1,428)	(553)	165	(8h)	(1,793)
			23	(7di)
Equity in losses of unconsolidated investments and other, net	(924)	(9)	1,100	(7di)	113
			(54	)(7di)

	(2,352)	(562)	1,234		(1,680)

Loss before income taxes	(4,172)	(1,941)	1,354		(4,759)
Income tax (expense) benefit	(154)	197	(214	)(8i)	(171)

Net loss	$(4,326)	$(1,744)	$1,140		$(4,930)

Basic and diluted net loss per common share	$(1.44)	$—	$—		$(1.64)

Basic and diluted weighted average common shares outstanding	3,002	—	—		3,002

(1)	The historical statement of operations of Starburst II is for the period from October 5, 2012 (date of incorporation) through December 31, 2012.

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, which is based on authoritative guidance for business combinations and fair value concepts. The unaudited pro forma condensed combined financial information was prepared on the basis of accounting principles generally accepted in the United States of America utilizing the SEC’s guidance under Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information and accompanying notes reflect a preliminary allocation of the estimated purchase prices as if the Clearwire Acquisition and the SoftBank Merger had been consummated on June 30, 2013, with respect to the pro forma balance sheet, and on January 1, 2012, with respect to the pro forma statements of operations. The estimated purchase price for each of the Clearwire Acquisition and the SoftBank Merger, the related allocations and all other adjustments included in this pro forma condensed combined financial information are preliminary, subject to future adjustments, which may be material, and have been prepared solely for the purpose of providing the information presented.

The authoritative guidance for fair value defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in the guidance as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Several valuation techniques have been utilized to determine the estimated fair value of assets acquired and liabilities assumed for purposes of these unaudited pro forma condensed combined financial statements. The following table outlines the general valuation methods used to estimate fair value for the material assets acquired and liabilities assumed:

Asset acquired or liability assumed	Valuation Technique
Current assets and current liabilities	Current assets and liabilities are generally reflected at historical carrying amounts on the basis that these amounts approximate estimated fair value. The adjustments to current assets and current liabilities reflected in the accompanying unaudited condensed combined pro forma balance sheet are described in the associated notes included herein.

Property, plant and equipment, net	Net property, plant and equipment was calculated using a cost approach which estimates the fair value of property, plant and equipment needed to replace the functionality provided by the existing property and equipment.

Tradenames	Indefinite and definite lived tradenames were determined using a relief from royalty approach, which estimates the amount a market participant would pay to utilize Sprint’s tradenames.

FCC licenses	FCC licenses were determined by analysis of market comparables in addition to the use of an income approach, the Greenfield direct value method, which estimates value through estimating discounted future cash flows of a hypothetical start-up business.

Customer relationships	Customer relationships were estimated using an excess earnings approach, which estimates value through estimating discounted future cash flows of existing customers as of the measurement date.

Long-term debt	Long-term debt was determined based on quoted prices in active markets or by using other observable inputs that are derived principally from or corroborated by observable market data.

Lease contracts	Estimated based on an income approach comparing contractual rents to current market rates.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Parent would have been had the Clearwire Acquisition and the SoftBank Merger occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructurings that could result from the Clearwire Acquisition and the SoftBank Merger.

SoftBank Transactions

Note 2 — Preliminary Purchase Price Calculation — New Sprint

The allocations of the preliminary estimated purchase price are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed in connection with Parent’s acquisition of Sprint. The preliminary estimated purchase price of approximately $22.2 billion has been calculated as follows (in millions, except per share amounts):

Total cash paid to Sprint stockholders	$16,640
Estimated value of shares of New Sprint issued to former Sprint stockholders(a)	5,332
Estimated value of New Sprint equity awards issued to former Sprint equity award holders(b)	183

Total estimated purchase price	$22,155

(a)	Represents approximately 849 million of Sprint’s total outstanding shares as of June 30, 2013 multiplied by $6.28, the New Sprint closing share price on July 11, 2013, the first day that New Sprint stock was traded following consummation of the SoftBank Merger. As calculated in Note 5(p), approximately 849 million Sprint shares would have been exchanged for New Sprint shares had the SoftBank Merger been consummated on June 30, 2013. The value of this component of the consideration will be based on the actual number of New Sprint shares issued to former Sprint stockholders and $6.28 per share, as discussed above.
(b)	In accordance with applicable authoritative accounting guidance, the fair value of replacement awards attributable to pre-acquisition service is recorded as part of the consideration transferred in the SoftBank Merger, while the fair value of replacement awards attributable to post-acquisition service is recorded separately from the business combination and recognized as compensation cost in the post-acquisition period over the remaining service period. The portion of Sprint equity awards attributable to pre-acquisition and post-acquisition service is estimated based on the ratio of vested to unvested equity awards. The fair value of the New Sprint equivalent equity awards was estimated as of July 10, 2013, using the Black-Scholes valuation model utilizing various assumptions for stock options and using Sprint’s stock price for valuation of restricted stock units.

The estimated purchase price is allocated based on the estimated fair value of assets acquired and liabilities assumed. For purposes of the unaudited pro forma condensed combined financial statements the amount of additional estimated purchase price in excess of the estimated purchase price previously determined under the terms of the original Merger Agreement has been allocated to goodwill except for Sprint’s increased offer for Clearwire as compared to the original agreement and plan of merger, which has been preliminarily allocated to FCC licenses. However, the actual purchase price allocation, particularly related to Sprint, may result in material differences to allocations among acquired assets. The majority of additional purchase price has been allocated to goodwill for purposes of these pro forma financial statements; however, it is possible that for Sprint, additional amounts may be allocated to indefinite lived intangible assets, such as FCC licenses and tradenames, and definite lived intangible assets, such as customer relationships upon finalizing the purchase price and performing the formal purchase price allocation. Any amounts allocated to indefinite lived intangible assets would have no effect on the unaudited pro forma condensed combined statements of operations while amounts allocated to definite-lived intangible assets such as customer relationships, if any, would have an effect on the unaudited pro forma condensed combined statements of operations. For illustrative purposes, the following table demonstrates the estimated pre-tax effect of additional amounts allocated to customer relationships on pro forma pre-tax loss in the unaudited condensed combined statements of operations:

Increase in Customer Relationships by increments of:	Increase in Pro Forma Pre-Tax Loss for the twelve months ended 12/31/2012	Increase in Pro Forma Pre-Tax Loss for the six months ended 6/30/2013
$100 million	$22 million	$10 million

Note 3 — Bond Purchase Agreement

On October 22, 2012, Sprint issued the Bond, under the terms of the Bond Purchase Agreement, as amended, to Parent with a face amount of $3.1 billion, stated interest rate of 1%, and maturity date of October 15, 2019, which is convertible into approximately 590 million shares of Sprint common stock, subject to adjustment. The Bond converted into approximately 590 million shares of Sprint common stock immediately prior to consummation of the SoftBank Merger.

No pro forma adjustments are necessary with regard to the issuance of the Bond as the issuance occurred on October 22, 2012 and is included in the unaudited historical financial information as of and for the six months ended June 30, 2013 and the audited historical financial information as of and for the year ended December 31, 2012.

Note 4 — Parent (New Sprint) Equity Capitalization and Unaudited Pro Forma Stockholders’ Equity

The following information is provided to present additional detail regarding the elements of New Sprint’s equity capitalization and unaudited pro forma stockholders’ equity (in millions).

Total equity capitalization:
Cash payment to former Sprint stockholders for the purchase of common stock(i)	$16,640
Issuance of Parent common stock to former Sprint stockholders(ii)	5,332
Estimated value of Parent equity awards issued to former Sprint equity award holders (see Note 2)	183

Total estimated purchase price	$22,155
Issuance of Parent shares to HoldCo in connection with October 2012 cash capital contribution	3,100
Issuance of Parent shares to HoldCo upon consummation of the SoftBank Merger(i)	1,900

Total equity capitalization(iii)	$27,155

i.	In accordance with the Amended Merger Agreement, SoftBank caused HoldCo to further capitalize Parent with approximately $18.5 billion in cash. Approximately $16.6 billion was distributed to former Sprint stockholders and approximately $1.9 billion will remain in the cash balance of Parent for general corporate purposes.

ii.	Represents the estimated fair value of the approximately 849 million common shares issued by New Sprint in exchange for Sprint shares for purposes of the unaudited pro forma condensed combined financial information (see Note 2).
iii.	The historical stockholders’ equity of Sprint is eliminated in consolidation with Parent as a result of completion of the SoftBank Merger. See the pro forma components of equity as of June 30, 2013 below (in millions, except per share amounts):

	Common stock	Paid-in- capital	Accumulated deficit	Accumulated other comprehensive loss	Total
Parent pre-acquisition stockholders’ equity	$—	$3,161	$(150)	$97	$3,108
Impact of shares issued by Parent to HoldCo (par value $0.01 per share)	31	18,509	—	—	18,540
Impact of shares issued by Parent to former Sprint stockholders (par value $0.01 per share)	8	5,324	—	—	5,332
Issuance of Parent equity awards	—	183	—	—	183
Estimated transaction fees not yet incurred	—	59	(104)	—	(45)

Combined post-acquisition pro forma stockholders’ equity	$39	$27,236	$(254)	$97	$27,118

Note 5 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price of approximately $22.2 billion (see Note 2) has been allocated based on preliminary estimates of fair value, using Sprint’s pro forma condensed combined balance sheet, inclusive of the Clearwire Acquisition, as of June 30, 2013.

The following unaudited consolidated pro forma adjustments result from the preliminary allocation of estimated purchase price to the assets acquired and liabilities assumed from the SoftBank Merger.

(a)	Reflects the conversion of the amounts associated with the Bond. In accordance with the provisions of the Bond Purchase Agreement, as amended, immediately prior to the consummation of the SoftBank Merger, the Bond was converted into approximately 590 million shares of Sprint common stock. Accordingly, the amounts recorded by Sprint as debt under the $3.1 billion Bond became paid-in-capital and the remaining $229 million beneficial conversion feature recorded by Sprint is reflected as an increase in accumulated deficit.

(b)	Reflects consolidation adjustments to eliminate Parent’s $3.1 billion investment in Sprint as well as other immaterial intercompany balances.

(c)	Reflects the cash capital contribution of HoldCo to Parent.

(d)	Reflects the cash payment to former Sprint stockholders for the purchase of common stock.

(e)	Reflects estimated remaining fees, such as investment bankers’, legal, regulatory and other, relating to the SoftBank Merger to be incurred in future periods, $45 million of which is estimated to be incurred by Sprint and $59 million of which is estimated to be incurred by SoftBank on behalf of Parent.

(f)	Reflects the issuance of New Sprint common stock to former Sprint stockholders.

(g)	Reflects the portion of the estimated fair value of New Sprint equity awards issued to former Sprint equity award holders which relate to service provided in the pre-combination period.

(h)	Reflects the elimination of historical Sprint equity carrying values, including the effects of the Bond conversion, resulting from Parent acquisition of Sprint.

(i)	The SoftBank Merger is being treated as a business combination with Parent, the accounting acquirer, purchasing 100% of the ownership interests in Sprint. Consequently, the acquisition-date fair value of the consideration provided by Parent to the owners of Sprint immediately prior to the consummation of the SoftBank Merger will be allocated to the assets acquired and the liabilities assumed by Parent using the acquisition method, which allocates the consideration on the basis of fair value. As indicated above, the acquisition date fair value of the consideration given by Parent for the ownership interests in Sprint is estimated to be approximately $22.2 billion, which exceeded Sprint’s pre-combination pro forma net book value as of June 30, 2013, inclusive of the Clearwire Acquisition, by approximately $15.9 billion, which will be allocated to the assets acquired and liabilities assumed.

The estimated purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed as follows (in millions):

	Pro Forma Condensed Combined- Sprint & Clearwire	Purchase price adjustment	Preliminary fair value
Current assets(i)	$8,093	$(39)	$8,054
Investments	133	—	133
Property, plant and equipment, net(ii)	16,215	64	16,279
Indefinite life intangibles (including pro forma goodwill of $7,865)(iii)	34,337	14,220	48,557
Customer relationships and other(iv)	1,241	5,353	6,594
Other assets(v)	844	(496)	348
Current liabilities(i)(vi)	(9,751)	254	(9,497)
Long-term debt, financing and capital lease obligations(vii)	(28,676)	(1,634)	(30,310)
Deferred tax liabilities(viii)	(10,648)	(2,632)	(13,280)
Other liabilities(ix)	(5,262)	768	(4,494)

	$6,526	$15,858	$22,384
Impact to Sprint’s pre-combination equity resulting from Parent and Sprint intercompany eliminations	(229)	—	(229)

Total	$6,297	$15,858	$22,155

i.	Adjustment includes elimination of $120 million of deferred revenue and associated deferred cost balances related to upfront activation fees for subscribers obtained in Sprint’s indirect sales channel. See Note 5(j). The adjustment to current assets is offset by an increase in Sprint’s current deferred tax assets of $81 million resulting from the net effect of purchase accounting adjustments.

ii.	Adjustment includes $64 million increase in net property, plant and equipment, reflecting the estimated replacement cost of assets. See Note 5(l).

iii.	Adjustment includes a $7.5 billion increase in goodwill, a $4.6 billion increase in indefinite lived tradenames and a $2.1 billion increase in indefinite lived FCC licenses.

iv.	Adjustment includes a $6.2 billion increase in existing customer relationships, offset by decreases in Sprint’s definite lived tradename and reacquired rights of $99 million and $720 million, respectively, which are the result of adjusting the historical carrying values to estimated fair value. Reacquired rights, which were related to prior acquisitions, were adjusted to $0 since the tradename to which the prior reacquisitions of rights related to was included in the estimated fair value of tradenames.

v.	Adjustment includes the elimination of $283 million of debt issuance costs as well as the elimination of $213 million, representing the long-term portion of deferred activation costs, for which there is no future economic benefit to a market participant.

vi.	Adjustment reflects reductions of deferred revenues of $98 million to an estimated fair value representing the cost of fulfilling the obligation plus a normal profit margin, in addition to the $120 million in reductions discussed in Note 5(i)(i), as well as a $36 million decrease to deferred tax liabilities resulting from the net effect of purchase accounting adjustments.

vii.	Adjustment includes a $1.6 billion increase in the carrying value of long-term debt to reflect its estimated fair value as of June 30, 2013. The premium resulting from the excess of estimated fair value over historical carrying value will be amortized as a reduction of interest expense in future periods. See Note 5(n).

viii.	Adjustment includes the estimated deferred tax effects of the purchase price allocation, which together with the adjustment to current deferred income taxes noted in (i) and (vi) above, results in an estimated increase in net deferred tax liability resulting primarily from the excess of estimated fair values over historical carrying amounts.

ix.	Adjustment includes elimination of approximately $1.4 billion of deferred rent primarily resulting from recognizing lease expense from tower leases on a straight line basis and which does not meet the definition of a liability under the authoritative literature for business combinations, elimination of long-term deferred activation revenues of $213 million for which there is no remaining performance obligation, offset by an unfavorable lease liability of approximately $750 million related to Sprint’s operating leases and an increase of $109 million to Sprint’s asset retirement obligations that is the result of discounting the estimated cash outflows using Sprint’s credit adjusted risk free rate as of the acquisition date.

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(j)	Reflects the elimination of deferred revenues and costs recognized in the historical statement of operations of Sprint primarily related to amounts collected or incurred by Sprint at the beginning of a customer contract for upfront activation fees, and the associated costs, each of which were amortized over the longer of the contract life or the estimated customer life. The elimination of these items is factually supportable and directly related to the effect of applying purchase accounting. Deferred activation revenues and costs are not eligible for recognition in purchase accounting as they represent amounts collected and incurred in prior periods for which there is no future performance obligation or economic benefit, as applicable, by a market participant. As a result, amortization associated with these items has been eliminated.

(k)	Reflects the estimated adjustment to cost of services and products for the preliminary purchase price adjustment related to an unfavorable operating lease liability that will be amortized on a straight-line basis over the average remaining lease term, which approximates ten years.

(l)	Property, plant and equipment, net was increased by $64 million to its estimated fair value at June 30, 2013. The pro forma adjustment to depreciation expense was estimated using the average remaining useful lives of approximately 2 years for the adjusted assets.

(m)	Reflects the estimated adjustment to amortization expense for the preliminary purchase price adjustment related to Sprint’s customer relationships of approximately $6.2 billion, as well as definite-lived trade names and reacquired rights. The estimated fair value of Sprint’s postpaid customer relationships, approximately $5.7 billion, is expected to be amortized over 8 years while the estimated fair value of Sprint’s prepaid customer relationships, approximately $500 million, is expected to be amortized over 4 years. The method of amortization for both customer relationship assets is expected to be the sum of the years’ digits method. The estimated fair value of Sprint’s definite-lived trade names of approximately $340 million is expected to be amortized over the remaining term of the license agreement, which approximates 36 years. This adjustment also reflects the elimination of the historical amortization expense resulting from the amortization of reacquired rights, which were adjusted by approximately $720 million in the unaudited pro forma condensed combined balance sheet. See Note 5(i)(iv).

(n)	Reflects the estimated decrease in interest expense resulting from the amortization of the net premium recorded as a consequence of adjusting Sprint’s outstanding long-term debt to its estimated fair value. For purposes of the unaudited pro forma condensed combined financial information, the adjustment to Sprint’s outstanding debt is being amortized over the remaining period to maturity of the debt, which varies from approximately 1 to 19 years as of June 30, 2013. This adjustment also reflects the elimination of interest expense resulting from the amortization of debt issuance costs of approximately $283 million, which was adjusted to $0 in the unaudited pro forma condensed combined balance sheet.

(o)	No tax benefit has been provided on the net pre-tax expense resulting from the pro forma adjustments. Sprint’s consolidated net operating losses and loss carryforwards will be attributed to the new Parent consolidated group. Due to Sprint’s recent history of consecutive annual losses, Sprint does not expect to record significant tax benefits on current or future net operating losses until circumstances justify the recognition of such benefits.

(p)	Reflects the adjustments to shares outstanding as calculated below (in millions):

	Sprint	Starburst II
Shares outstanding as of June 30, 2013	3,024	3
Conversion of Bond, immediately prior to consummation of the SoftBank Merger	590	—

Shares outstanding immediately prior to consummation of the SoftBank Merger	3,614	3
Shares not subject to merger consideration	(590)

Shares outstanding and eligible to participate in merger consideration	3,024
Upon consummation of the SoftBank Merger, outstanding Sprint shares are exchanged for cash and Parent shares(i)	(3,024)	849
Issuance of shares to HoldCo by Parent in accordance with the Amended Merger Agreement(ii)		3,064
Parent’s equity interest in Sprint	590

Total shares outstanding following consummation of the SoftBank Merger	590	3,916

i.	As described above, Sprint stockholders and other equityholders immediately prior to consummation of the SoftBank Merger received total cash consideration of approximately $16.6 billion together with an approximate 22% fully diluted interest in New Sprint effectuated by an exchange of shares in accordance with the provisions of the Amended Merger Agreement.

ii.	As previously described, as a result of consummation of the SoftBank Merger, as of July 10, 2013, HoldCo beneficially owned approximately 78% of New Sprint on a fully diluted basis. To achieve the targeted ownership, the Amended Merger Agreement provided that the number of Starburst II shares held by HoldCo were cancelled and reclassified into a number of New Sprint shares held by HoldCo equal to the product of 3.477752 multiplied by the sum of the following: (i) the total number of shares of New Sprint issued to non-HoldCo stockholders in the SoftBank Merger; (ii) the product of the “in-the-money multiplier” (as defined in the Amended Merger Agreement) multiplied by the number of New Sprint shares underlying all assumed “in-the-money options” (as defined in the Amended Merger Agreement); and (iii) the aggregate number of shares of New Sprint common stock underlying all restricted stock units outstanding as of the date of consummation of the SoftBank Merger. The pro forma consummation of the SoftBank Merger resulted in approximately 849 million shares being issued to non-HoldCo stockholders. Of the 63 million Sprint equity awards as of the date of acquisition, approximately 51 million were in the money stock options or restricted stock units, of which 33 million would be considered dilutive assuming a cashless exercise of the in the money stock options. Consequently, except as otherwise provided in the Amended Merger Agreement, Parent would have issued 3.1 billion shares to HoldCo as shown below (in millions, except Merger Agreement Amendment factor):

Starburst II Shares Issued to HoldCo
Shares issued to non-HoldCo stockholders	849
Dilutive equity awards	33

882
Merger Agreement Amendment factor	x3.477752

Shares issued to HoldCo by Parent in connection with the consummation of the SoftBank Merger	3,067

Clearwire Acquisition

Note 6 — Preliminary Purchase Price Calculation — Clearwire

The estimated purchase price of approximately $7.0 billion for the Clearwire Acquisition has been calculated as follows (in millions, except per share amounts):

Total cash paid to Clearwire stockholders(a)	$3,674
Estimated fair value of Sprint’s previously held non-controlling interest in Clearwire(b)	3,252
Estimated payment to holders of Clearwire equity awards(c)	43

Total estimated purchase price	$6,969

(a)	Represents the cash purchase price of $5.00 per share to acquire the approximately 735 million outstanding shares of Clearwire as of June 30, 2013 not currently held by Sprint.

(b)	Equals the estimated fair value of Sprint’s previously held equity interest in Clearwire of approximately 31 million Class A shares and approximately 708 million Class B shares, both valued at $4.40 per share, which represents an approximate 12% discount to Sprint’s offer price for shares not currently held by Sprint. The difference between $4.40 and the per share merger consideration of $5.00 represents an estimate of a control premium, which would not generally be included in the valuation of Sprint’s non-controlling interest.

As of June 30, 2013, the estimated fair value of Sprint’s previously held equity interest exceeded its carrying value by approximately $2.9 billion. Accordingly, Sprint expects to record a gain of approximately $2.9 billion in its financial statements (prior to SoftBank’s acquisition of Sprint), less the estimated tax impact of approximately $1.3 billion. The estimated net gain of $1.6 billion has not been reflected in the pro forma condensed combined statement of operations because it is directly attributable to the Clearwire Acquisition and non-recurring in nature, however a decrease of $1.6 billion was recorded to Sprint’s accumulated deficit in the pro forma condensed combined balance sheet.

(c)	In accordance with the Clearwire Acquisition Agreement, as amended, all holders of Clearwire RSUs exchanged each RSU, whether vested or unvested as of the date the transaction was consummated, for a right to receive $5.00 in cash. As of June 30, 2013, approximately 18 million RSUs were outstanding, which would have resulted in total cash payments of approximately $90 million, of which approximately $43 million is attributable to pre-acquisition services. The amount attributable to pre-acquisition services is included as a component of the total purchase price and the remaining approximately $47 million will be expensed in New Sprint’s statement of operations over the required service period. No amounts were included for holders of Clearwire stock options because the number of stock options outstanding with an exercise price less than $5.00 per share is immaterial.

Note 7 — Consolidation of Clearwire Corporation

(a)	Includes reclassifications of certain line items in Clearwire’s historical condensed consolidated balance sheet and statements of operations to present in a consistent manner with certain line items included in Sprint’s historical financial statements.

(b)	The unaudited pro forma condensed combined balance sheet includes estimated adjustments to consolidate Clearwire as a wholly owned subsidiary and eliminate related party balances. The related party balances result from outstanding loans from Sprint to Clearwire as well as ending balances primarily related to wholesale mobile virtual network operator (MVNO) arrangements between Sprint and Clearwire. The following is a summary of the material related party balances by line-item (in millions).

	Sprint	Clearwire	Elimination
Accounts and notes receivable, net	$91	$16	$(107)
Prepaid expenses and other current assets	127	6	(133)
Investments	420	—	(420)
Accounts payable	(85)	(7)	92
Accrued expenses and other current liabilities	—	(144)	144
Long-term debt	—	(194)	194
Other liabilities	—	(113)	113
Equity — beneficial conversion feature and other	—	(117)	117

Net related party balances	$553	$(553)	$—

In addition to the related party balances noted in the table above, the adjusted carrying value of Sprint’s previously held equity interest in Clearwire, approximately $3,252 million (see Note 6), and Clearwire’s historical equity balances have been eliminated.

(c)	Sprint’s pro forma carrying value, as adjusted for the increase in estimated fair value of Sprint’s previously held non-controlling interest in Clearwire, exceeds Clearwire’s net assets by $2.2 billion after giving effect to pre-combination eliminations impacting equity of $117 million. This adjustment reflects the associated increase and subsequent elimination that would occur as a result of the Clearwire Acquisition.

(d)	The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2013 and for the year ended December 31, 2012 have been adjusted as follows:

i.	To eliminate $459 million and $1.1 billion of equity in losses recorded by Sprint in “Equity in losses of unconsolidated investments and other, net” in its historical consolidated statement of operations for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. Sprint’s historical equity in losses from Clearwire recorded during the six months ended June 30, 2013 and the year ended December 31, 2012, included Sprint’s proportionate interest in Clearwire’s net loss and amortization of underlying basis differences. Additionally during the year ended December 31, 2012, Sprint recorded a pre-tax impairment charge related to its investment. These adjustments are partially offset by the elimination of $23 million and $54 million in interest income recognized by Sprint on its notes receivable from Clearwire during the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. In addition, the adjustment to “Interest expense” reflects the elimination of interest expense recognized by Clearwire on its notes payable to Sprint during each period presented.

ii.	To eliminate related party activity that was recorded in the historical statements of operations of Sprint and Clearwire which were primarily related to wholesale MVNO arrangements between Sprint and Clearwire. This resulted in an adjustment to “Net operating revenues” to eliminate Clearwire’s 4G wholesale revenue from Sprint and Sprint’s 3G wholesale revenue from Clearwire which total $226 million and $459 million for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. In addition, “Cost of services and products” was adjusted by $232 million and $470 million to eliminate related cost of service and other costs for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively.

iii.	To reclassify amounts presented within selling, general and administrative expense in Clearwire’s statement of operations, including property taxes, fees and other costs, to provide conformity with Sprint’s presentation in costs of services and products.

Note 8 — Clearwire Pro Forma Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price of approximately $7.0 billion has been allocated, based on preliminary estimates of fair value, using the historical unaudited condensed combined financial statements of Clearwire as of June 30, 2013. The following unaudited pro forma adjustments result from the preliminary allocation of the estimated purchase price to the assets acquired and liabilities assumed in connection with the Clearwire Acquisition.

(a)	The Clearwire Acquisition is being treated as a business combination with Sprint as the accounting acquirer. Consequently, the estimated acquisition-date fair value of the purchase price will be allocated to the assets acquired and the liabilities assumed by Sprint. As indicated above, the purchase price is estimated to be approximately $7.0 billion, which exceeds Clearwire’s net book value as of June 30, 2013 by approximately $5.9 billion, which will be allocated to the assets acquired and liabilities assumed. The estimated purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed as follows (in millions):

	Clearwire’s June 30, 2013 historical carrying value	Purchase price adjustment	Preliminary fair value
Current assets	$730	$—	$730
Property, plant and equipment, net(i)	2,028	(216)	1,812
FCC licenses and other(ii)	4,243	8,356	12,599
Other assets(iii)	138	(41)	97
Current liabilities	(455)	—	(455)
Long-term debt, financing and capital lease obligations(iv)	(4,323)	(644)	(4,967)
Deferred tax liabilities(v)	(222)	(1,946)	(2,168)
Other liabilities(vi)	(960)	398	(562)

Total	$1,179	$5,907	$7,086
Impact to Clearwire’s pre-combination equity resulting from Sprint and Clearwire intercompany eliminations	(117)	—	(117)

Total	$1,062	$5,907	$6,969

i.	Adjustment reflects a $216 million decrease in net property, plant and equipment, reflecting the estimated replacement cost of assets.

ii.	Adjustment primarily relates to a $8.6 billion increase in FCC licenses offset by reductions to other definite lived intangible assets.

iii.	Adjustment primarily consists of the elimination of $55 million of debt issue costs for which there is no future economic benefit to a market participant.

iv.	Adjustment represents a $644 million increase in the carrying value of debt to reflect its estimated fair value as of June 30, 2013. The premium resulting from the excess of estimated fair value over historical carrying value will be amortized as a reduction of interest expense in future periods. See Note 8(h).

v.	Adjustment includes the estimated deferred tax effects of the purchase price allocation, which results in an estimated increase in net deferred tax liability resulting primarily from the excess of estimated fair values over historical carrying amounts.

vi.	Adjustment includes elimination of $734 million of deferred rent related to straight lining operating leases which does not meet the definition of a liability under the authoritative literature for business combinations, offset by estimated adjustments to unfavorable lease liabilities of $336 million related to operating leases.

(b)	Reflects estimated fees, such as investment bankers’, legal, regulatory and other, relating to the Clearwire Acquisition.

(c)	Reflects the estimated payment made to Eagle River for a make whole provision requiring Sprint to pay the difference between the $5.00 per share price paid to Clearwire stockholders and the $2.97 per share price paid to Eagle River on December 11, 2012 to acquire 33.6 million shares of Clearwire stock.

(d)	Reflects adjustment to deferred tax liabilities related to the exchange of shares of Clearwire in connection with the Clearwire Acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments

(e)	Reflects a net decrease to cost of services and products associated with amortization of the fair value adjustments to Clearwire’s leased assets, including spectrum. The adjustment to cost of services and products was calculated using a weighted average remaining lease term of approximately 24 and 5 years for leased spectrum and facilities, respectively.

(f)	Reflects the estimated adjustment to depreciation expense for the preliminary purchase price adjustment of $216 million made to Clearwire’s property, plant and equipment. The adjustment to depreciation expense was calculated using a weighted average remaining useful life of approximately 4 years.

(g)	Reflects the adjustment to eliminate historical amortization expense for the preliminary purchase price adjustment of approximately $50 million made to reduce Clearwire’s other definite lived intangible assets to zero.

(h)	Reflects the estimated decrease in interest expense resulting from the amortization of the net premium recorded as a consequence of adjusting Clearwire’s outstanding debt to its estimated fair value. For purposes of the unaudited pro forma condensed combined financial information, the adjustment to Clearwire’s outstanding debt is being amortized over the remaining period to maturity of the debt, which ranges from approximately 2 to 5 years as of June 30, 2013.

(i)	The consolidated pro forma total income tax expense was calculated as if Clearwire had been a subsidiary of Sprint during the six month period ended June 30, 2013 and the year ended December 31, 2012. The pro forma tax expense is principally attributable to New Sprint’s inability to schedule the reversal of taxable temporary differences resulting from tax amortization on FCC licenses as well as New Sprint’s inability to recognize loss benefits. The difference between the combined federal and state statutory income tax rate of 39% and the resulting effective rate is primarily the result of the expected inability of New Sprint to recognize benefits attributable to net losses due to the uncertainty of the ultimate realization of the tax benefits.

Other Transactions

Note 9 — Liquidity

The assumed consummation of the SoftBank Merger, offset by the effects of the assumed consummation of the Clearwire Acquisition, is expected to decrease the balance of cash and cash equivalents by approximately $1.9 billion for the combined company. However, there has been no effect given to assume a decline in investment income related to the use of proceeds with respect to the proposed all-cash acquisition of Clearwire.

The Clearwire Acquisition does not accelerate any of the stated maturity dates of Clearwire’s debt; however, holders of Clearwire’s exchangeable notes have the right, which expires on August 7, 2013, to require Clearwire to repurchase all of the exchangeable notes at an amount equal to 100% of the principal amount, plus any unpaid accrued interest at the repurchase date. If all holders required Clearwire to repurchase the exchangeable notes, the total principal payment would approximate $629 million. No holders have exercised the repurchase right to date.

Note 10 — Subsequent Events

On July 8, 2013, Clearwire’s stockholders approved the adoption of the agreement and plan of merger by and among Sprint and Clearwire. On July 9, 2013, the Sprint transferred merger consideration of approximately $3.7 billion to the former non-Sprint shareholders of Clearwire and the Clearwire Acquisition was consummated.

On July 10, 2013, SoftBank contributed $18.5 billion of capital to Parent and Parent transferred merger consideration of approximately $16.6 billion together with shares representing approximately 22% of New Sprint on a fully diluted basis to the former Sprint shareholders and the SoftBank Merger was consummated.